Exhibit 23.6
To the Board of Directors
Vale S.A. (“Vale”) and
Vale Overseas Limited (“Vale Overseas”)
Ladies and Gentlemen,
SRK Consulting (Australasia) Pty Ltd hereby consents to the incorporation by reference in this Registration Statement on Form F-3 of Vale and Vale Overseas of Vale’s Annual Report on Form 20-F for the year ended December 31, 2008, in which SRK Consulting (Australasia) Pty Ltd is named as having prepared Vale’s coal reserve estimates.
Very truly,
Peter Williams
27 October 2009